UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 29, 2019
Ciner Resources LP
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36062	46-2613366
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation or organization)	File Number)	Identification No.)

Five Concourse Parkway
Suite 2500
Atlanta, Georgia	30328
(Address of principal executive office)	(Zip Code)

(770) 375-2300
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common units representing limited partnership interests	CINR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Ms. Nicholson as Vice President and General Counsel

On October 29, 2019, Marla Nicholson (age 38) was appointed as the Vice President and General Counsel of Ciner Resource Partners LLC (the “General Partner”), the general partner of Ciner Resources LP (the “Partnership”), effective as of October 29, 2019, to serve until her successor has been duly elected and qualified or until her death, resignation or removal.
Ms. Nicholson was most recently Deputy General Counsel, and before that she served as Senior Counsel and Assistant Corporate Secretary of the General Partner from November 2017 until September 2019. Throughout Ms. Nicholson’s tenure with the company she has been instrumental in overseeing its legal, compliance and corporate governance functions. Prior to joining Ciner, Ms. Nicholson served as Director & Senior Corporate Counsel at LexisNexis Risk Solutions where she worked from April 2013 until November 2017. From May 2010 through April 2013 she was counsel for CDC Corporation. She began her practice in the Mergers & Acquisitions group at Jones Day where she worked from September 2007 through April 2010. Ms. Nicholson earned a Juris Doctor from Cornell Law School and a Bachelor of Science in accounting from the Pennsylvania State University.

Ms. Nicholson will be employed and compensated by Ciner Resources Corporation (“Ciner Corp”), subject to reimbursement by the Partnership. She will also be eligible to participate in the General Partner’s long-term incentive plan (the “LTIP”), which provides for awards in the form of common units, phantom units, distribution equivalent rights, cash awards and other unit-based awards. The portion of Ms. Nicholson’s compensation that will be payable by the Partnership includes (1) the amount of awards made to her under the LTIP allocated to the Partnership by Ciner Corp (and reimbursed to Ciner Corp by the Partnership) and (2) the amount of other compensation allocated to the Partnership by Ciner Corp (and reimbursed to Ciner Corp by the Partnership), with each of such allocations determined by the amount of time she actually spends working for the Partnership relative to the amount of time she spends working for Ciner Corp and its other affiliates. The anticipated portion of Ms. Nicholson’s compensation that will be allocated to the Partnership includes (i) an annual base salary of $247,000; (ii) an annual bonus target opportunity equal to 50% of the base salary allocated to the Partnership; and (iii) a target equity award equal to 35% of the base salary allocated to the Partnership. In 2018, Ms. Nicholson’s compensation allocated to the Partnership included $151,822 in base salary, $31,258 as other non-equity compensation, and $10,900 in all other compensation.

There are no arrangements or understandings between Ms. Nicholson and any other person pursuant to which she was appointed to serve as the Vice President and General Counsel of the General Partner. The Partnership and the General Partner are not aware of any transactions or existing relationships in which Ms. Nicholson has a direct or indirect material interest that would require disclosure pursuant to Item 404(a) of Regulation S-K other than as set forth herein, and are not aware of any family relationship between Ms. Nicholson and the General Partner’s executive officers, directors or any person nominated to become a director or executive officer of the General Partner that would require disclosure under Item 401(d) of Regulation S-K. No material plan, contract, or arrangement was entered into or materially amended by the Partnership or the General Partner in connection with Ms. Nicholson’s appointment, and there was no grant or award made by the Partnership or the General Partner to Ms. Nicholson or modification thereto under any such plan, contract, or arrangement in connection with her appointment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 Date: November 4, 2019

CINER RESOURCES LP

By:	Ciner Resource Partners LLC, its General Partner

By:	/s/ Oğuz Erkan
Oğuz Erkan
President, Chief Executive Officer and Chairman of the Board of Directors